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                                                                    Exhibit 99.1

Investor Contact:                         Media Contact:
- -----------------                         --------------
Kathy B. Makrakis                         Bruce P. Garren
(914) 696-6509                            (914) 696-6540

FOR IMMEDIATE RELEASE (Wednesday, July 26, 1995)
- ------------------------------------------------

         TAMBRANDS REPORTS SOLID GROWTH IN SECOND QUARTER
         ------------------------------------------------

White Plains, New York--July 26, 1995--Tambrands Inc. today reported continued solid growth in the second quarter of 1995. Net sales for the quarter ended June 30, 1995 were $176,338,000, an increase of 6% over sales of $165,624,000 in the second quarter of 1994. The sales figures benefited primarily from increased volumes, particularly in Europe, and more favorable foreign exchange rates.

Including the previously announced litigation charge of $8,686,000 after tax, net earnings for the quarter were $13,037,000, or $.36 per share, compared to $20,007,000, or $.54 per share, in the second quarter of 1994. Excluding the charge, second-quarter 1995 earnings would have been $21,723,000, or $.59 per share, an increase of 9% over the year-ago period. The litigation charge provided for several legal actions related to previously divested non-tampon businesses and for the settlement of a securities class action.

Edward T. Fogarty, Tambrands' President and Chief Executive Officer, said, "Our growth strategy is on target. Our new products, led by Satin Touch in the United States, are doing well and helping to sustain our steadily increasing market share and the continuing growth of the tampon category. In addition, our international unit volumes were very strong in the second quarter, complementing the very strong U.S. volumes in the first quarter. For the first half, volume growth is 12%, balanced evenly between the United States and international."

For the first six months of 1995, net sales were $343,285,000, 13% ahead of sales of $304,797,000 in the comparable period of 1994. After the second-quarter litigation charge, net earnings for the six months were $35,859,000, or $.98 per share, compared to earnings of $42,051,000, or $1.13 per share, in the first half of 1994. Excluding the charge, 1995 first-half earnings would have been $44,545,000, or $1.21 per share, up 7% over the first six months of 1994.

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Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the market leader worldwide. Tampax tampons are sold in over 150 countries; major markets include the United States, the United Kingdom, France, Canada, Spain and Russia.

A summary of consolidated operating results for the three months and six months ended June 30, 1995 is attached.

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                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                      3 Months and 6 Months Ended June 30



                       3 Months Ended                 6 Months Ended
(In thousands,            June 30                         June 30
 except per share     -----------------  Percent    -----------------  Percent
 figures)              1995       1994    Change     1995     1994      Change
                      ------     ------   -------   ------   --------   ------

NET SALES            $176,338   $165,624      6    $343,285  $304,797     13

COST OF
PRODUCTS SOLD          58,428     52,590     11     113,732    96,511     18
                     --------   --------           --------  --------

GROSS PROFIT          117,910    113,034      4     229,553   208,286     10

SELLING, ADMIN. AND
GENERAL:
  MARKETING, SELLING
  AND DISTRIBUTION     66,604     65,251      2     125,288   109,573     14

  ADMIN. AND GENERAL   13,907     13,557      3      27,622    27,572      -
                     --------   --------           --------  --------

                       80,511     78,808      2     152,910   137,145     11
                     --------   --------           --------  --------

OPERATING INCOME       37,399     34,226      9      76,643    71,141      8

INTEREST,
NET AND OTHER          (2,594)    (2,468)     5      (5,028)   (4,392)    14

LITIGATION
CHARGE                (11,396)         -      -     (11,396)        -      -
                     --------   --------           --------  --------


EARNINGS BEFORE
PROVISION FOR INCOME
TAXES                  23,409     31,758    (26)     60,219    66,749    (10)

PROVISION FOR
INCOME TAXES           10,372     11,751    (12)     24,360    24,698     (1)
                     --------   --------           --------  --------


NET EARNINGS         $ 13,037   $ 20,007    (35)   $ 35,859  $ 42,051    (15)
                     ========   ========           ========  ========


NET EARNINGS         $   0.36   $   0.54    (33)   $   0.98  $   1.13    (13)
PER COMMON SHARE     ========   ========           ========  ========


AVG. SHARES
OUTSTANDING            36,656     36,781             36,667    37,284



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